EXHIBIT 10.3

INFORMATION DENOTED WITH “[***]” HAS BEEN EXCLUDED FROM THIS

EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT NONEXCLUSIVE - SUBLICENSABLE

This Agreement is based on the model Patent License Non-Exclusive Sublicensable Agreement adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this Agreement:

The U.S. Department of Health and Human Services, as represented by

National Heart, Lung, and Blood Institute

an Institute or Center (hereinafter referred to as the “IC”) of the

NIH

and

Cellular Biomedicine Group, Inc.,

hereinafter referred to as the “Licensee”,

having offices at 209 Perry Parkway, Suite #13, Gaithersburg, Maryland 20878,

created and operating under the laws of Delaware.

Tax ID No.: 86-1032927

For the IC’s internal use only:

License Number:

[***]

License Application Number: A-256-2020

Serial Number(s) of Licensed Patent(s) or Patent Application(s):

[***]

Licensee: Cellular Biomedicine Group, Inc.

Cooperative Research and Development Agreement (CRADA) Number (if a subject invention):

Additional Remarks:

Public Benefit(s): Enhanced T cell immunotherapy

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D ((Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), and Appendix G (Royalty Payment Options.

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The IC and the Licensee agree as follows:

1.	BACKGROUND

1.1	In the course of conducting biomedical and behavioral research, the IC investigators made inventions that may have commercial applicability.

1.2	By assignment of rights from the IC employees and other inventors, HHS, on behalf of the Government, owns intellectual property rights claimed in any United States or foreign patent applications or patents corresponding to the assigned inventions. HHS also owns any tangible embodiments of these inventions actually reduced to practice by the IC.

1.3	The Secretary of HHS has delegated to the IC the authority to enter into this Agreement for the licensing of rights to these inventions under 35 U.S.C. §§200-212, the Federal Technology Transfer Act of 1986, 15 U.S.C. §3710(a), and the regulations governing the licensing of Government‑owned inventions, 37 CFR Part 404.

1.4	The IC desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.5	The Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

1.6	The IC agreed to the terms in this Agreement because the Licensee will utilize the Licensed Patent Rights in conjunction with the same project that is the subject of License No.: L-274-2018-0.

2.	DEFINITIONS

2.1	“Affiliate(s)” means a corporation or other business entity, which directly or indirectly is controlled by or controls, or is under common control with the Licensee. For this purpose, the term "control" shall mean: (a) ownership of more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other business entity, (b) the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other business entity, or (c) the powers to direct or cause the direction of the management or policies of the corporation or other business entity by contract, agreement or otherwise.

2.2	“Benchmarks” mean the performance milestones that are set forth in Appendix D.

2.3	“Commercial Development Plan” means the written commercialization plan attached as Appendix E.

2.4	“First Commercial Sale” means the initial transfer by or on behalf of the Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of the Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.5	“Government” means the Government of the United States of America.

2.6	“Licensed Fields of Use” means the fields of use identified in Appendix B.

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2.7	“Licensed Patent Rights” shall mean:

(a)	Patent applications (including provisional patent applications and PCT patent applications) or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all these patents;

(b)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.7(a):

(i)	continuations‑in‑part of 2.7(a);

(ii)	all divisions and continuations of these continuations‑in‑part;

(iii)	all patents issuing from these continuations‑in‑part, divisions, and continuations;

(iv)	priority patent application(s) of 2.7(a); and

(v)	any reissues, reexaminations, and extensions of all these patents;

(c)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.7(a): all counterpart foreign and U.S. patent applications and patents to 2.7(a) and 2.7(b), including those listed in Appendix A; and

(d)	Licensed Patent Rights shall not include 2.7(b) or 2.7(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.7(a).

2.8	“Licensed Processes” means processes, which in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.9	“Licensed Products” means tangible materials, which in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.10	“Licensed Territory” means the geographical area identified in Appendix B.

2.11	“Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less:

(a)	returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced);

(b)	wholesaler and cash discounts in amounts customary in the trade to the extent actually granted;

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(c)	customary trade and quantity discounts and rebates, to the extent invoiced and actually granted; and

(d)	amounts repaid or credited due to rejections and recalls, to the extent invoiced and actually received.

For clarity, only sales of Licensed Products or practice of Licensed Processes to persons and entities other than: a) Licensee, b) Affiliates, and c) sublicensees are to be included in Net Sales. Sales of Licensed Products or practice of Licensed Processes between Affiliates, Licensee and/or sublicensees is not to be included within Net Sales, unless such Affiliate or sublicensee are the end user(s) of Licensed Products or Licensed Processes, and further provided that subsequent sales from such Affiliates or sublicensees to third parties shall be included within Net Sales.

No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by the Licensee, or sublicensees and on its payroll, or for the cost of collections.

2.12	“Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

3.	GRANT OF RIGHTS

3.1	The IC hereby grants and the Licensee accepts, subject to the terms and conditions of this Agreement, a nonexclusive, sublicensable license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.2	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the IC other than the Licensed Patent Rights regardless of whether these patents are dominant or subordinate to the Licensed Patent Rights.

4.	SUBLICENSING

4.1	Upon written approval, which shall include prior review of any sublicense agreement by the IC and which shall not be unreasonably withheld, the Licensee may enter into sublicensing agreements under the Licensed Patent Rights only when it concurrently licenses proprietary or in-licensed intellectual property rights. For the avoidance of doubt, the Licensee does not have the right to solely sublicense the Licensed Patent Rights.

4.2	The Licensee agrees that any sublicenses granted by it shall provide that the obligations to the IC of Paragraphs 5.1, 5.2, 8.1, 10.1, 10.2, 12.5, and 13.7-13.9 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. The Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.3	Any sublicenses granted by the Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between the sublicensees and the IC, at the option of the sublicensee, upon termination of this Agreement under Article 13. This conversion is subject to the IC approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

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4.4	The Licensee agrees to forward to the IC a complete copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of the agreement. To the extent permitted by law, the IC agrees to maintain each sublicense agreement in confidence.

4.5	The Licensee may enter into sublicensing agreements under the Licensed Patent Rights with Affiliates of Licensee, and Paragraph 4.1 and the sublicense royalty obligation specified in Paragraph V of Appendix C of this Agreement shall not apply to such Affiliate sublicense(s).

5.	STATUTORY AND NIH REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1	Prior to the First Commercial Sale, the Licensee agrees to provide the IC with reasonable quantities of Licensed Products or materials made through the Licensed Processes for the IC’s research use.

5.2	The Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the IC.

6.	ROYALTIES AND REIMBURSEMENT

6.1	The Licensee agrees to pay the IC a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

6.2	The Licensee agrees to pay the IC a minimum annual royalty as set forth in Appendix C.

6.3	The Licensee agrees to pay the IC earned royalties as set forth in Appendix C.

6.4	The Licensee agrees to pay the IC benchmark royalties as set forth in Appendix C.

6.5	The Licensee agrees to pay the IC sublicensing royalties as set forth in Appendix C.

6.6	A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that:

(a)	the application has been abandoned and not continued;

(b)	the patent expires or irrevocably lapses; or

(c)	the patent has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.7	No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.8	On sales of Licensed Products by the Licensee to sublicensees or on sales made in other than an arms‑length transaction, the value of the Net Sales attributed under this Article 6 to this transaction shall be that which would have been received in an arms‑length transaction, based on sales of like quantity and quality products on or about the time of this transaction.

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7.	PATENT FILING, PROSECUTION, AND MAINTENANCE

7.1	The IC agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights.

8.	RECORD KEEPING

8.1	The Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due the IC. These records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection, at the expense of the IC, by an accountant or other designated auditor selected by the IC for the sole purpose of verifying reports and royalty payments hereunder. Such inspections shall not be initiated more than once per calendar year. The accountant or auditor shall only disclose to the IC information relating to the accuracy of reports and royalty payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of [***] for any [***] period, then the Licensee shall reimburse the IC [***] at the time the Licensee pays the unreported royalties, including any additional royalties as required by Paragraph 9.8. All royalty payments required under this Paragraph shall be due within [***] of the date the IC provides the Licensee notice of the payment due.

9.	REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.1	Prior to signing this Agreement, the Licensee has provided the IC with the Commercial Development Plan in Appendix E, under which the Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2	The Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within [***] after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacture and status of sublicensing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year. The IC also encourages these reports to include information on any of the Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, the Licensee shall explain the reasons for such differences. In any annual report, the Licensee may propose amendments to the Commercial Development Plan, acceptance of which by the IC may not be denied unreasonably. The Licensee agrees to provide any additional information reasonably required by the IC to evaluate the Licensee’s performance under this Agreement. The Licensee may amend the Benchmarks at any time upon written approval by the IC. The IC shall not unreasonably withhold approval of any request of the Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by the Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application.

9.3	The Licensee shall report to the IC the dates for achieving Benchmarks specified in Appendix D and the First Commercial Sale in each country in the Licensed Territory within [***] of such occurrences.

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9.4	The Licensee shall submit to the IC, within [***] after each [***], beginning with the First Commercial Sale, a royalty report, as described in the example in Appendix F, setting forth for the preceding half‑year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of the Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each royalty report, the Licensee shall submit payment of earned royalties due. If no earned royalties are due to the IC for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of the Licensee and shall include a detailed listing of all deductions made under Paragraph 2.11 to determine Net Sales made under Article 6 to determine royalties due.

9.5	The Licensee agrees to forward [***] to the IC a copy of these reports received by the Licensee from its sublicensees during the preceding [***] period as shall be pertinent to a royalty accounting to the IC by the Licensee for activities under the sublicense.

9.6	Royalties due under Article 6 shall be paid in U.S. dollars and payment options are listed in Appendix G. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due, and any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by the Licensee. The royalty report required by Paragraph 9.4 shall be mailed to the IC at its address for Agreement Notices indicated on the Signature Page.

9.7	The Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay this tax and be responsible for all filings with appropriate agencies of foreign governments.

9.8	Additional royalties may be assessed by the IC on any payment that is more than [***] overdue at the rate of [***] . This [***] rate may be applied retroactively from the original due date until the date of receipt by the IC of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent the IC from exercising any other rights it may have as a consequence of the lateness of any payment.

9.9	All plans and reports required by this Article 9 and marked “confidential” by the Licensee shall, to the extent permitted by law, be treated by the IC as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of these records by the IC under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 CFR §5.65(d).

10.	PERFORMANCE

10.1	The Licensee shall use its reasonable commercial efforts to bring the Licensed Products and Licensed Processes to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D. The efforts of a sublicensee shall be considered the efforts of the Licensee.

10.2	The Licensee agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available to patient assistance programs.

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10.3	The Licensee agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing the Licensed Products or medical aspects of the prophylactic and therapeutic uses of the Licensed Products.

10.4	The Licensee agrees to supply, to the Mailing Address for Agreement Notices indicated on the Signature Page, the Office of Technology Transfer, NIH with inert samples of the Licensed Products or Licensed Processes or their packaging for educational and display purposes only.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.1	The IC and the Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as, any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.2	In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall be brought against the IC, the IC agrees to notify the Licensee that an action alleging invalidity has been brought. The IC does not represent that it shall commence legal action to defend against a declaratory action alleging invalidity. The Licensee shall take no action to compel the Government either to initiate or to join in any declaratory judgment action. Should the Government be made a party to any suit by motion or any other action of the Licensee, the Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of the motion or other action. Upon the Licensee's payment of all costs incurred by the Government as a result of the Licensee's joinder motion or other action, these actions by the Licensee shall not be considered a default in the performance of any material obligation under this Agreement.

12.	NEGATION OF WARRANTIES AND INDEMNIFICATION

12.1	The IC offers no warranties other than those specified in Article 1.

12.2	The IC does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3	THE IC MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.4	The IC does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights.

12.5	The Licensee shall indemnify and hold the IC, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

(a)	the use by or on behalf of the Licensee, its sublicensees, its directors, employees, or third parties of any Licensed Patent Rights; or

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(b)	the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by the Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.

12.6	The Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.1	This Agreement is effective when signed by all parties, unless the provisions of Paragraph 14.15 are not fulfilled, and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.2	In the event that the Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.5, and if the default has not been remedied within [***] after the date of notice in writing of the default, the IC may terminate this Agreement by written notice and pursue outstanding royalties owed through procedures provided by the Federal Debt Collection Act.

13.3	In the event that the Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, the Licensee shall immediately notify the IC in writing.

13.4	The Licensee shall have a unilateral right to terminate this Agreement in any country or territory by giving the IC [***] written notice to that effect.

13.5	The IC shall specifically have the right to terminate or modify, at its option, this Agreement, if the IC determines that the Licensee:

(a)	is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to the IC’s satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes;

(b)	has not achieved the Benchmarks as may be modified under Paragraph 9.2;

(c)	has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by this Agreement;

(d)	has committed a material breach of a covenant or agreement contained in this Agreement;

(e)	is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences;

(f)	cannot reasonably satisfy unmet health and safety needs; or

(g)	cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.2, unless waived.

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13.6	In making the determination referenced in Paragraph 13.5, the IC shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by the Licensee under Paragraph 9.2. Prior to invoking termination or modification of this Agreement under Paragraph 13.5, the IC shall give written notice to the Licensee providing the Licensee specific notice of, and a [***] opportunity to respond to, the IC’s concerns as to the items referenced in 13.5(a)-13.5(g). If the Licensee fails to alleviate the IC’s concerns as to the items referenced in 13.5(a)-13.5(g) or fails to initiate corrective action to the IC’s satisfaction, the IC may terminate this Agreement.

13.7	The IC reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that the action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by the Licensee.

13.8	Within [***] of receipt of written notice of the IC’s unilateral decision to modify or terminate this Agreement, the Licensee may, consistent with the provisions of 37 CFR §404.11, appeal the decision by written submission to the designated the IC official. The decision of the designated IC official shall be the final agency decision. The Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.9	Within [***] of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by the Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to the IC shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with the IC pursuant to Paragraph 4.3. Upon termination or expiration of this Agreement, the Licensee shall:

(a)	return all Licensed Products or other materials included within the Licensed Patent Rights to the IC or provide the IC with written certification of the destruction thereof; or

(b)	if the Licensee has existing inventory of Licensed Products at the time of expiration or termination of this Agreement and desires to sell said inventory after expiration or termination of this Agreement, the Licensee shall deem said inventory as sold at the then-current list price, or at [***] if no products had been sold, in the final report, and the earned royalties on said inventory shall become immediately due and payable.

The Licensee may not be granted additional IC licenses if the final reporting requirement is not fulfilled.

13.10

Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control (and not caused by its own fault, negligence, or failure of due diligence) that causes the Party to be unable to perform any of its obligations under this Agreement and that cannot be promptly cured through reasonable efforts. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

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14.	GENERAL PROVISIONS

14.1	Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any of these terms or conditions by the Licensee.

14.2	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, Licensed Products and Licensed Processes, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.3	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4	If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification. No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5	The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.6	All Agreement notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the Signature Page, or to any other address as may be designated in writing by such other party. Agreement notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.7	This Agreement shall not be assigned or otherwise transferred (including any transfer by legal process or by operation of law, and any transfer in bankruptcy or insolvency, or in any other compulsory procedure or order of court) except to the Licensee’s Affiliate(s) without the prior written consent of the IC. The parties agree that the identity of the parties is material to the formation of this Agreement and that the obligations under this Agreement are nondelegable. In the event that the IC approves a proposed assignment, the Licensee shall pay the IC, as an additional royalty, [***] of the fair market value of any consideration received for any assignment of this Agreement within [***] of the assignment.

14.8	The Licensee agrees in its use of any IC‑supplied materials to comply with all applicable statutes, regulations, and guidelines, including the NIH and the HHS regulations and guidelines. The Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. The Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying the IC, in writing, of the research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to the IC of research involving human subjects or clinical trials outside of the United States shall be given no later than [***] prior to commencement of the research or trials.

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14.9	The Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological materials, and other commodities. The transfer of these items may require a license from the appropriate agency of the Government or written assurances by the Licensee that it shall not export these items to certain foreign countries without prior approval of the agency. The IC neither represents that a license is or is not required or that, if required, it shall be issued.

14.10	The Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve the IC patent rights in those countries.

14.11	By entering into this Agreement, the IC does not directly or indirectly endorse any product or service provided, or to be provided, by the Licensee whether directly or indirectly related to this Agreement. The Licensee shall not state or imply that this Agreement is an endorsement by the Government, the IC, any other Government organizational unit, or any Government employee. Additionally, the Licensee shall not use the names of the IC, NIH, FDA or HHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written approval of the IC.

14.12	The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. The Licensee agrees first to appeal any unsettled claims or controversies to the designated the IC official, or designee, whose decision shall be considered the final agency decision. Thereafter, the Licensee may exercise any administrative or judicial remedies that may be available.

14.13	Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14	of this Agreement shall survive termination of this Agreement.

14.15	The terms and conditions of this Agreement shall, at the IC’s sole option, be considered by the IC to be withdrawn from the Licensee’s consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by the Licensee and a fully executed original is received by the IC within sixty (60) days from the date of the IC signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

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NIH PATENT LICENSE AGREEMENT NONEXCLUSIVE - SUBLICENSABLE

SIGNATURE PAGE

For the IC:

_________________________________________________                              ____________

Bruce D. Goldstein, Esq.                                                                                                     Date

Director, Office of Technology Transfer and Development

National Heart, Lung, and Blood Institute

National Institutes of Health

Official Mailing Address for all notices and reports:

License Compliance and Administration

Monitoring & Enforcement

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A.

Phone: (301) 496-7057

E-mail: LicenseNotices_Reports@mail.nih.gov

For the Licensee (upon information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the Licensee made or referred to in this document are truthful and accurate):

_____________________________________________                          _________________

Tony (Bizuo) Liu                                                                                                     Date

Chief Executive Officer

Cellular Biomedicine Group, Inc.

Official Mailing Addresses for all notices and reports:

For Agreement Notices:	For Financial Notices (royalty payments):

Andy Chan, Chief Legal Officer	Angela Jiang, VP Finance
209 Perry Parkway, Suite 13	209 Perry Parkway, Suite 13
Gaithersburg, MD 20877	Gaithersburg, MD 20877
Email: andy.chan@cellbiomedgroup.com	Email: angela.jiang@cellbiomedgroup.com
Phone: (301) 825 5320	Phone: (301) 825 5320
Fax: (347) 679 8203	Fax: (347) 679 8203

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) and/or imprisonment).

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APPENDIX A – PATENT(S) OR PATENT APPLICATION(S)

Patent(s) or Patent Application(s):

[***]

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APPENDIX B – LICENSED FIELDS OF USE AND TERRITORY

I.	Licensed Fields of Use:

(a)	Use of AAV5 platform to introduce therapeutic genes to enhance the efficacy of T cell immunotherapy for the treatment of non-small cell lung cancer and multiple myeloma in humans.

(b)	Use of AAV5 platform to produce CAR/TCR/TIL cells for the treatment of non-small cell lung cancer and multiple myeloma in humans.

(c)	The Treatment of human diseases originating in the brain or liver (not including arthritis diseases) are expressly excluded from the Fields of Use in (a) and (b) above.

II.	Licensed Territory:

(a)	Worldwide

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APPENDIX C – ROYALTIES

Royalties:

I.	The Licensee agrees to pay to the IC a noncreditable, nonrefundable license issue royalty in the amount of [***] within [***] from the effective date of this Agreement.

II.	The Licensee agrees to pay to the IC a nonrefundable minimum annual royalty in the amount of [***] as follows:

(a)	The first minimum annual royalty is due within [***] of the effective date of this Agreement and may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1; and

(b)	Subsequent minimum annual royalty payments are due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year.

III.	The Licensee agrees to pay the IC earned royalties of [***] on Net Sales by or on behalf of Licensee or its sublicensees.

[***]

IV.	The Licensee agrees to pay the IC Benchmark royalties within [***] of achieving each Benchmark:

[***]

V.	The Licensee agrees to pay the IC additional sublicensing royalties of [***] on the fair market value of any consideration received for granting each sublicense within [***] of the execution of each sublicense.

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APPENDIX D – Benchmarks and Performance

The Licensee agrees to the following Benchmarks for its performance under this Agreement and, within [***] of achieving a Benchmark, shall notify the IC that the Benchmark has been achieved.

[***]

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APPENDIX E – COMMERCIAL DEVELOPMENT PLAN

Research Plan :

•	Introduction of a therapeutic gene such as genes encoding interleukins, tumor associated antigen/neoantigens, tumor microenvironment modulators to enhance the efficacy of T cell immunotherapy

We plan to perform extensive studies to test whether delivery of therapeutic genes such as interleukins, tumor associated antigens/neoantigens, or tumor microenvironment modulators with AAV5 platform can further enhance the efficacy of T cell immunotherapy.

[***]CMC Plan:

[***]Clinical Development Plan in U.S. and in China:

[***]

Marketing Plan

Upon embarking on late stage clinical trial, we plan to hire a seasoned Chief Business Officer to develop our marketing plan.

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APPENDIX F – EXAMPLE ROYALTY REPORT

Required royalty report information includes:

•	License reference number (L-XXX-200X/0)
•	Reporting period
•	Catalog number and units sold of each Licensed Product (domestic and foreign)
•	Gross Sales per catalog number per country
•	Total Gross Sales
•	Itemized deductions from Gross Sales
•	Total Net Sales
•	Earned Royalty Rate and associated calculations
•	Gross Earned Royalty
•	Adjustments for Minimum Annual Royalty (MAR) and other creditable payments made
•	Net Earned Royalty due

Example

Catalog Number	Product Name	Country	Units Sold	Gross Sales (US$)
1	A	US	250	62,500
1	A	UK	32	16,500
1	A	France	25	15,625
2	B	US	0	0
3	C	US	57	57,125
4	D	US	12	1,500

Total Gross Sales	153,250
Less Deductions:
Freight	3,000
Returns	7,000
Total Net Sales	143,250
Royalty Rate	8%
Royalty Due	11,460
Less Creditable Payments	10,000
Net Royalty Due	1,460

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APPENDIX G – ROYALTY PAYMENT OPTIONS

New Payment Options Effective March 2018

The License Number MUST appear on payments, reports and correspondence.

Credit and Debit Card Payments: Credit and debit card payments can be submitted for amounts up to $24,999. Submit your payment through the U.S. Treasury web site located at: https://www.pay.gov/public/form/start/28680443.

Automated Clearing House (ACH) for payments through U.S. banks only

The IC encourages its licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH). Submit your ACH payment through the U.S. Treasury web site located at: https://www.pay.gov/public/form/start/28680443. Please note that the IC "only" accepts ACH payments through this U.S. Treasury web site.

Electronic Funds Wire Transfers: The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Drawn on a U.S. bank account via FEDWIRE:

Please provide the following instructions to your Financial Institution for the remittance of Fedwire payments to the NIH ROYALTY FUND.

Fedwire Field Tag	Fedwire Field Name	Required Information

{1510}	Type/Subtype	1000
{2000}	Amount	(enter payment amount)
{3400}	Receiver ABA routing number*	021030004
{3400}	Receiver ABA short name	TREAS NYC
{3600}	Business Function Code	CTR (or CTP)
{4200}	Beneficiary Identifier (account number)	(enter 12 digit gateway account #) 875080031006
{4200}	Beneficiary Name	(enter agency name associated with the Beneficiary Identifier) DHHS / NIH (75080031)
{5000}	Originator	(enter the name of the originator of the payment) COMPANY NAME
{6000}	Originator to Beneficiary Information – Line 1	(enter information to identify the purpose of the payment) ROYALTY
{6000}	Originator to Beneficiary Information – Line 2	(enter information to identify the purpose of the payment) LICENSE NUMBER
{6000}	Originator to Beneficiary Information – Line 3	(enter information to identify the purpose of the payment) INVOICE NUMBER
{6000}	Originator to Beneficiary Information – Line 4	(enter information to identify the purpose of the payment)
Notes: *The financial institution address for Treasury’s routing number is 33 Liberty Street, New York, NY 10045.

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Agency Contacts: Office of Technology Transfer (OTT) (301) 496-7057        OTT-Royalties@mail.nih.gov

Drawn on a foreign bank account via FEDWIRE:

The following instructions pertain to the Fedwire Network. Deposits made in US Dollars (USD).

Should your remitter utilize a correspondent US domestic bank in transferring electronic funds, the following Fedwire instructions are applicable.

Fedwire Field Tag	Fedwire Field Name	Required Information

{1510}	Type/Subtype	1000
{2000}	Amount	(enter payment amount)
{3100}	Sender Bank ABA routing number	(enter the US correspondent bank’s ABA routing number)
{3400}	Receiver ABA routing number*	021030004
{3400}	Receiver ABA short name	TREAS NYC
{3600}	Business Function Code	CTR (or CTP)
{4200}	Beneficiary Identifier (account number)**	(enter 12 digit gateway account #) 875080031006
{4200}	Beneficiary Name	(enter agency name associated with the Beneficiary Identifier) DHHS / NIH (75080031)
{5000}	Originator	(enter the name of the originator of the payment) COMPANY’S NAME
{6000}	Originator to Beneficiary Information – Line 1	(enter information to identify the purpose of the payment) ROYALTY
{6000}	Originator to Beneficiary Information – Line 2	(enter information to identify the purpose of the payment) LICENSE NUMBER
{6000}	Originator to Beneficiary Information – Line 3	(enter information to identify the purpose of the payment) INVOICE NUMBER
{6000}	Originator to Beneficiary Information – Line 4	(enter information to identify the purpose of the payment)

Notes:
*The financial institution address for Treasury’s routing number is 33 Liberty Street, New York, NY 10045.

**Anything other than the 12 digit gateway account # will cause the Fedwire to be returned – SWIFT CODE: FRNYUS33

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Agency Contacts:

Office of Technology Transfer (OTT) (301) 496-7057            OTT-Royalties@mail.nih.gov

Checks

All checks should be made payable to “NIH Patent Licensing”

Checks drawn on a U.S. bank account and sent by US Postal Service should be sent directly to the following address:

National Institutes of Health

P.O. Box 979071

St. Louis, MO 63197-9000

Checks drawn on a U.S. bank account and sent by overnight or courier should be sent to the following address:

US Bank

Government Lockbox SL-MO-C2GL

1005 Convention Plaza

St. Louis, MO 63101

Phone: 314-418-4087

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health

Office of Technology Transfer

License Compliance and Administration

Royalty Administration

6011 Executive Boulevard

Suite 325, MSC 7660

Rockville, Maryland 20852

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